the Princor
            Mutual
            Funds

Ocotber 22, 1997

Principal Variable Contracts Fund, Inc.
Des Moines, Iowa 50392

Re      Registration Statement on Form N-1A
        Pursuant to Securities Act of 1933
        Registration No. 02-35570

I am familiar with the organization of Principal Variable Contracts Fund, Inc. (the "Fund") under the laws of the State of Maryland and have reviewed the above-referenced Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Corporation's Common Stock, par value $.01 per share (the "Shares"). Based upon such investigation as I have deemed necessary, I am of the following opinion:

1. The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The Fund has authority to issue 1,500,000,000 shares of capital stock. Subject to the authority of the Board of Directors to increase and decrease the number of, and to reclassify the shares of any series, the Directors have established eleven series of common stock all of the same class. Ten of the series comprise 100,000,000 shares each and one series comprises 500,000,000 shares. The shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours

/s/Michael D. Roughton

Michael D. Roughton
Counsel

MDR/ka


Princor Financial Services Corporation, The Principal Fianncial Group, Des Moines, Iowa 50392-0200 (800) 247-4123/FAX (515) 248-4745